Cohen & Steers Reports First Quarter 2010 Results

NEW YORK, NY, April 21, 2010 /PRNewswire-FirstCall/ -- Cohen & Steers, Inc. (NYSE: CNS) reported income attributable to common shareholders of $8.9 million, or $0.21 per share (diluted and basic), for the quarter ended March 31, 2010, compared with a loss attributable to common shareholders of $14.5 million, or $0.34 per share (diluted and basic), for the quarter ended March 31, 2009.

The first quarter 2009 results included an after-tax expense of approximately $0.39 per share due to an impairment charge. After adjusting for this item, earnings per share would have been $0.05 for the quarter ended March 31, 2009.

Assets Under Management

Assets under management were $27.2 billion as of March 31, 2010, an increase of 9.7% from $24.8 billion at December 31, 2009 and an increase of 134.5% from $11.6 billion at March 31, 2009. The increase from December 31, 2009 was due to market appreciation of $1.3 billion and net inflows of $1.1 billion. The increase from March 31, 2009 was due to market appreciation of $10.4 billion and net inflows of $5.2 billion. Average assets under management were $24.9 billion for the quarter ended March 31, 2010, an increase of 8.3% from $23.0 billion for the quarter ended December 31, 2009 and an increase of 96.4% from $12.7 billion for the quarter ended March 31, 2009.

Assets under management for open-end mutual funds were $7.0 billion as of March 31, 2010, an increase of 10.7% from $6.3 billion at December 31, 2009 and an increase of 124.3% from $3.1 billion at March 31, 2009. The increase from December 31, 2009 was due to market appreciation of $416 million and net inflows of $257 million. The increase from March 31, 2009 was due to market appreciation of $3.0 billion and net inflows of $850 million. Average assets under management for open-end mutual funds were $6.2 billion for the quarter ended March 31, 2010, an increase of 6.9% from $5.8 billion for the quarter ended December 31, 2009 and an increase of 85.6% from $3.4 billion for the quarter ended March 31, 2009.

Assets under management for closed-end mutual funds were $5.7 billion as of March 31, 2010, an increase of 3.4% from $5.5 billion at December 31, 2009 and an increase of 89.4% from $3.0 billion at March 31, 2009. The increase from December 31, 2009 was due to market appreciation of $190 million. The increase from March 31, 2009 was due to market appreciation of $2.1 billion and net inflows of $628 million through an increase in the use of the funds' credit facility. Average assets under management for closed-end mutual funds were $5.5 billion for the quarter ended March 31, 2010, an increase of 3.2% from $5.4 billion for the quarter ended December 31, 2009 and an increase of 48.7% from $3.7 billion for the quarter ended March 31, 2009.

Assets under management for institutional separate accounts were $14.5 billion, a company record, as of March 31, 2010, an increase of 12.0% from $13.0 billion at December 31, 2009 and an increase of 165.2% from $5.5 billion at March 31, 2009. The increase from December 31, 2009 was due to net inflows of $874 million and market appreciation of $675 million. The increase from March 31, 2009 was due to market appreciation of $5.3 billion and net inflows of $3.7 billion. Average assets under management for institutional separate accounts were $13.1 billion for the quarter ended March 31, 2010, an increase of 11.3% from $11.8 billion for the quarter ended December 31, 2009 and an increase of 134.5% from $5.6 billion for the quarter ended March 31, 2009.

Financial Highlights

	Three Months Ended (in thousands, except per share data or as noted)
	March 31, 2010	December 31, 2009	March 31, 2009

Revenue	$41,344	$39,871	$23,500
Expenses	$28,915	$28,683	$23,363
Operating income	$12,429	$11,188	$137
Operating margin	30.1%	28.1%	0.6%

Net income (loss) attributable to common shareholders
	$8,880	$11,645	$(14,479)

Diluted earnings (loss) per share attributable to common shareholders
	$0.21	$0.27	$(0.34)

Assets under management, end of period (in millions)	$27,197	$24,785	$11,600
Average assets under management for period (in millions)	$24,910	$22,996	$12,685

Total revenue for the first quarter of 2010 was $41.3 million, an increase of 3.7% from $39.9 million for the fourth quarter of 2009, primarily due to higher average assets under management resulting from market appreciation and net inflows. Expenses for the first quarter of 2010 were $28.9 million, an increase of 0.8% from $28.7 million for the fourth quarter of 2009. In the quarter, increased employee compensation and benefits were partially offset by decreases in distribution and service fees and general and administrative expenses. The company's operating margin was 30.1% for the first quarter of 2010 compared with 28.1% for the fourth quarter of 2009.

Balance Sheet Information

As of March 31, 2010, cash, cash equivalents and investments were $237 million. As of March 31, 2010, stockholders' equity was $288 million and the company had no long-term or short-term debt.

Conference Call Information

Cohen & Steers will hold a conference call tomorrow, April 22, 2010 at 11:00 a.m. (ET) to discuss the company's first quarter results. Investors and analysts can access the live conference call by dialing (800) 769-9015 (U.S.) or (212) 231-2901 (international); passcode: 21466093. Participants should plan to register at least 10 minutes before the conference call begins.

A replay of the call will be available for two weeks starting at approximately 1:00 p.m. (ET) on April 22, 2010 and can be accessed at (800) 633-8284 (U.S.) or (402) 977-9140 (international); passcode: 21466093. Internet access to the Web cast, which includes audio (listen-only), will be available on the company's Web site at www.cohenandsteers.com under "Corporate Info."  The Web cast will be archived on the Web site for two weeks.

About Cohen & Steers

Cohen & Steers is a manager of income-oriented equity portfolios specializing in U.S. and international real estate securities, large cap value stocks, listed infrastructure and utilities, and preferred securities. The company also manages alternative investment strategies such as hedged real estate securities portfolios and private real estate multimanager strategies for qualified investors. Headquartered in New York City, with offices in London, Brussels, Hong Kong and Seattle, Cohen & Steers serves individual and institutional investors through a broad range of investment vehicles.

Forward-Looking Statements

This press release and other statements that Cohen & Steers may make may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the company's current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The company believes that these factors include, but are not limited to, those described in the "Risk Factors" section of the company's Annual Report on Form 10-K for the year ended December 31, 2009, which is accessible on the Securities and Exchange Commission's Web site at www.sec.gov and on the company's Web site at www.cohenandsteers.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release. The company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Cohen & Steers, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited) For the Periods Ended (in thousands, except per share data)

	Three Months Ended			% Change From
	March 31, 2010	December 31, 2009	March 31, 2009	December 31, 2009	March 31, 2009
Revenue
Investment advisory and administration fees	$38,092	$36,567	$21,073
Distribution and service fees	2,164	2,224	1,607
Portfolio consulting and other	1,088	1,080	820
Total revenue	41,344	39,871	23,500	3.7%	75.9%
Expenses
Employee compensation and benefits	16,124	14,915	12,175
Distribution and service fees	4,310	4,629	3,070
General and administrative	7,137	7,860	6,832
Depreciation and amortization	1,154	1,101	1,020
Amortization, deferred commissions	190	178	266
Total expenses	28,915	28,683	23,363	0.8%	23.8%
Operating income	12,429	11,188	137	11.1%	*
Non-operating income
Interest and dividend income - net	195	444	666
Gain from trading securities - net	189	2,413	2,082
Gain (loss) from available-for-sale securities - net	198	996	(18,833)
Equity in earnings of affiliates	541	340	-
Other	(88)	(113)	(251)
Total non-operating income (loss)	1,035	4,080	(16,336)	(74.6%)	*
Income (loss) before provision for income taxes	13,464	15,268	(16,199)	(11.8%)	*
Provision (benefit) for income taxes	4,574	3,256	(1,805)
Net income (loss)	8,890	12,012	(14,394)	(26.0%)	*
Less: Net income attributable to redeemable noncontrolling interest	(10)	(367)	(85)
Net income (loss) attibutable to common shareholders	$8,880	$11,645	$(14,479)	(23.7%)	*

Earnings (loss) per share attributable to common shareholders
Basic	$0.21	$0.27	$(0.34)	(24.1%)	*
Diluted	$0.21	$0.27	$(0.34)	(24.1%)	*
Weighted average shares outstanding
Basic	42,600	42,400	42,198
Diluted	42,937	42,737	42,198

* Not meaningful

Cohen & Steers, Inc. and Subsidiaries
Assets Under Management (Unaudited)
For the Periods Ended
(in millions)

	Three Months Ended			% Change From
	March 31, 2010	December 31, 2009	March 31, 2009	December 31, 2009	March 31, 2009

Open-End Mutual Funds
Assets under management, beginning of period	$6,285	$5,903	$4,280
Inflows	710	610	324
Outflows	(453)	(564)	(400)
Net inflows (outflows)	257	46	(76)
Market appreciation (depreciation)	416	336	(1,102)
Total increase (decrease)	673	382	(1,178)
Assets under management, end of period	$6,958	$6,285	$3,102	10.7%	124.3%
Average assets under management for period	$6,230	$5,827	$3,357	6.9%	85.6%

Closed-End Mutual Funds
Assets under management, beginning of period	$5,546	$5,192	$4,278
Net outflows	-	-	(395)
Market appreciation (depreciation)	190	354	(854)
Total increase (decrease)	190	354	(1,249)
Assets under management, end of period	$5,736	$5,546	$3,029	3.4%	89.4%
Average assets under management for period	$5,537	$5,364	$3,723	3.2%	48.7%

Institutional Separate Accounts
Assets under management, beginning of period	$12,954	$11,398	$6,544
Inflows	1,394	1,406	522
Outflows	(520)	(558)	(127)
Net inflows	874	848	395
Market appreciation (depreciation)	675	708	(1,470)
Total increase (decrease)	1,549	1,556	(1,075)
Assets under management, end of period [1]	$14,503	$12,954	$5,469	12.0%	165.2%
Average assets under management for period	$13,143	$11,805	$5,605	11.3%	134.5%

Total
Assets under management, beginning of period	$24,785	$22,493	$15,102
Inflows	2,104	2,016	846
Outflows	(973)	(1,122)	(922)
Net inflows (outflows)	1,131	894	(76)
Market appreciation (depreciation)	1,281	1,398	(3,426)
Total increase (decrease)	2,412	2,292	(3,502)
Assets under management, end of period	$27,197	$24,785	$11,600	9.7%	134.5%
Average assets under management for period	$24,910	$22,996	$12,685	8.3%	96.4%

1 As of March 31, 2010 and December 31, 2009 assets under management from institutional separate accounts included $220 million and $36 million, respectively, of assets invested in the company's alternative strategy.

Cohen & Steers, Inc. and Subsidiaries Assets Under Management (Unaudited) By Investment Category (in millions)

	As of March 31, 2010	As of December 31, 2009	As of March 31, 2009

Open-End Mutual Funds
U.S. Real Estate	$4,430	$3,750	$1,671
International Real Estate	2,019	2,046	1,099
Large Cap Value	195	197	128
Preferreds	13	13	8
Listed Infrastructure and Utilities	98	100	48
Other	203	179	148

Assets under management, end of period	$6,958	$6,285	$3,102

Closed-End Mutual Funds
U.S. Real Estate	$1,641	$1,818	$774
International Real Estate	128	175	46
Large Cap Value	265	264	178
Preferreds	1,441	1,186	774
Listed Infrastructure and Utilities	1,929	1,396	827
Other	332	707	430

Assets under management, end of period	$5,736	$5,546	$3,029

Institutional Separate Accounts
U.S. Real Estate	$5,493	$5,016	$2,051
International Real Estate	5,130	4,822	1,947
Large Cap Value	2,466	1,929	713
Preferreds	824	846	421
Listed Infrastructure and Utilities	129	119	10
Other [1]	461	222	327

Assets under management, end of period	$14,503	$12,954	$5,469

Total
U.S. Real Estate	$11,564	$10,584	$4,496
International Real Estate	7,277	7,043	3,092
Large Cap Value	2,926	2,390	1,019
Preferreds	2,278	2,045	1,203
Listed Infrastructure and Utilities	2,156	1,615	885
Other	996	1,108	905

Assets under management, end of period	$27,197	$24,785	$11,600

1 As of March 31, 2010 and December 31, 2009 assets under management from institutional separate accounts included $220 million and $36 million, respectively, of assets invested in the company's alternative strategy.

Cohen & Steers, Inc. and Subsidiaries Other Fee Earning Assets (Unaudited) (in millions)
	As of March 31, 2010	As of December 31, 2009	As of March 31, 2009

Unified Managed Accounts, end of period	$492	$447	$178

Exchange Traded Funds, end of period	$2,028	$1,886	$828

Unit Investment Trusts, end of period	$1,330	$1,309	$904

Total, end of period	$3,850	$3,642	$1,910

Note: Other fee earning assets are defined as assets for which the company provides investment advice but for which the company has no discretion to execute trades, and therefore are not included in the company's reported assets under management.

CONTACT:  Matthew S. Stadler , Executive Vice President, Chief Financial Officer, Cohen & Steers, Inc., +1-212-446-9168